Exhibit 99.1

Central European Distribution Corporation Signs Letter of Intent to Acquire

Strategic Alcohol Beverage Distributor near Warsaw

SARASOTA, Fla., June 9 /PRNewswire/ — Central European Distribution Corporation (Nasdaq: CEDC), announced today that it has signed a Letter of Intent to acquire Panta-Hurt Sp. z o.o., a strategic alcohol beverage distributor near Warsaw with net sales of approximately $23.96 million in 2002. The price to be paid will be approximately $2.28 million in the form of cash and shares. This proposed acquisition would be CEDC’s ninth acquisition since its initial public offering in 1998. The transaction is subject to the completion of CEDC’s due diligence and the signing of a definitive share purchase agreement. The acquisition is expected to close in the third quarter of 2003 and is expected to be immediately accretive to CEDC’s earnings.

William Carey, President and CEO of CEDC, said, “Our ninth acquisition will solidify our position in the greater Warsaw area, which is one of the highest per capita income areas in Poland. We will continue our acquisition strategy in 2003 as we look for those alcohol distribution companies that fill market voids.”

Mr. Carey continued, “We are pleased that the referendum to join the European Union (EU) was passed by Poland, in which Poland will join the EU on May 1, 2004. As a result, we expect to see the elimination of import duties on EU-sourced goods over the next year, which should have a positive impact on our results for 2004.”

After taking into account the three for two stock split effective on May 30, 2003, the Company is updating its guidance for its fiscal 2003 fully diluted earnings per share guidance of $1.47-$1.50, which is in line with previous pre-split estimates of $2.20-$2.25 per share. The earnings guidance does not reflect the potential impact of the acquisition of Panta-Hurt.

CEDC is one of the leading importers of beers, wines and spirits, as well as the largest distributor of domestic vodka on a nationwide basis in Poland. The Company operates 55 regional distribution centers in major urban areas throughout Poland. It distributes many of the world’s leading brands, including brands such as Johnnie Walker Scotch, Stock Brandy, Sutter Home, Torres, Mondavi and Concha y Toro wines, Corona, Beck’s, Foster’s, Budweiser Budvar and Guinness Stout beers.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2002, and other periodic reports filed with the Securities and Exchange Commission.

Please visit our web site at www.ced-c.com or contact:

James Archbold

Director of Investor Relations

Central European Distribution Corporation

941-330-1558